First Sentry Bank
Your Town...Your Bank
                                                                   Press Release



FOR IMMEDIATE RELEASE
September 25, 2009

Contact:         Mr. Geoffrey S. Sheils
                 First Sentry Bancshares
                 823 8th Street
                 Huntington, WV 25701
Phone:           (304) 522-6400
URL:             www.firstsentry.com
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email:           geoff.sheils@firstsentry.com
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FIRST SENTRY BANK ANNOUNCES THE COMPLETION OF ITS MERGER WITH GUARANTY BANK

Huntington, W.Va., (September 25, 2009): First Sentry Bancshares, Inc. ("First Sentry"), the parent company of First Sentry Bank, announced today that it completed its merger with Guaranty Financial Services, Inc. ("Guaranty"), the parent company of Guaranty Bank & Trust. In connection with this transaction, Guaranty shareholders will receive one share of First Sentry stock for each share of their Guaranty stock.

"On behalf of First Sentry Bank, I want to welcome the customers, shareholders, employees, and directors of Guaranty Bank to the First Sentry family. We are thrilled to have completed the merger and are eager to begin the process of being Your Bank," stated Geoffrey S. Sheils, President & CEO of First Sentry. "This combination of two strong, locally-owned and independent banks will enhance our ability to serve the financial needs of businesses and individuals in our community while providing increased opportunities to foster economic expansion in our region." With the proposed merger, the combined company will have assets of approximately $485 million.

First Sentry, a West Virginia state chartered bank, commenced operations on October 23, 1996 after raising $6 million in capital from a private stock offering, and spent its first 19-20 months operating from a small, renovated restaurant building at its current downtown Huntington location. The bank was recognized in early 2007 by Entrepreneur Magazine as the top bank for small businesses in West Virginia, and was recognized in 2009 by U.S. Banker magazine as being in the top 200 community banks in the nation.

The bank will operate four full service offices and one drive thru office in Cabell and Lincoln Counties, West Virginia. The bank utilizes technology to provide its customers 24/7 banking access with its website and telephone banking, 304-399-6400. More information can be obtained at www.firstsentry.com.
                                                           -------------------

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.